Exhibit 99.1

NEWS…	Contact:	Lisa Hathcoat
May 30, 2007		Dirk Montgomery
FOR IMMEDIATE RELEASE		(813) 282-1225

ISS AND GLASS LEWIS REITERATE RECOMMENDATIONS THAT OSI STOCKHOLDERS VOTE “FOR” MERGER

TAMPA, Florida., May 30, 2007 - OSI Restaurant Partners, Inc. (NYSE: OSI) announced that Institutional Shareholder Services (ISS) and Glass Lewis have reiterated their prior recommendations that OSI's stockholders vote "FOR" the adoption of OSI's amended merger agreement with Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc. at OSI’s Special Meeting of Stockholders currently adjourned until June 5, 2007. The amended agreement includes increased merger consideration of $41.15 per share. Kangaroo Holdings, Inc. is controlled by an investor group comprised of investment funds associated with Bain Capital Partners, LLC and investment funds affiliated with Catterton Management Company, LLC. OSI's founders, certain holders associated with one of its founders and certain members of its management are expected to exchange shares of OSI's common stock for shares of Kangaroo Holdings, Inc. in connection with the merger.

ISS is a leading independent U.S. proxy advisory firm and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country. Founded in 2003, Glass, Lewis & Co., LLC is a leading research and professional services firm that assists institutions globally that have investment, financial or reputational exposure to public companies.

As previously announced on May 25, 2007, OSI's stockholders voted to adjourn the special meeting of stockholders to consider the adoption of the amended merger agreement. The special meeting of stockholders is scheduled to reconvene on June 5, 2007, at 11:00 a.m., Eastern Daylight Time, at A La Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634. The polls will remain open during the adjournment. OSI's board of directors, based in part on the unanimous recommendation of a special committee of independent directors, has approved the amended merger agreement and recommends that OSI's stockholders vote "FOR" the adoption of the amended merger agreement.

The adjournment will provide stockholders with additional time to consider the changes to the merger agreement effectuated by the May 21 amendment, including the increased merger consideration of $41.15 per share, in cash, to review supplemental proxy materials which OSI began distributing to stockholders on May 24, 2007 and to permit the solicitation of additional votes. The increased merger consideration represents a 27% premium over the closing price of a share of OSI common stock on November 3, 2006, the last trading day prior to announcement of the merger. The record date for stockholders entitled to vote at the special meeting remains March 28, 2007. Stockholders who have previously submitted their proxy or otherwise voted, and who do not want to change their vote, need not take any action. Stockholders who have questions about the merger, need assistance in submitting their proxy or voting their shares (or changing a prior vote of their shares) should contact OSI's proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, 1-800-322-2885
(toll-free) or (212) 929-5500 (collect), Email: proxy@mackenzieparnters.com.

About OSI Restaurant Partners

OSI Restaurant Partners' portfolio of brands consists of Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill, Fleming's Prime Steakhouse & Wine Bar, Roy's, Lee Roy Selmon's, Blue Coral Seafood & Spirits and Cheeseburger in Paradise. It has operations in 50 states and 20 countries internationally.

About Bain Capital Partners

Bain Capital Partners, LLC ( http://www.baincapital.com ) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with approximately $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such restaurant and retail concepts as Domino's Pizza, Dunkin' Donuts and Burger King, and retailers including Toys "R" Us, AMC Entertainment, Staples and Burlington Coat Factory. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

About Catterton

With more than $2 billion under management, Catterton is a leading private equity firm in the U.S. focused exclusively on the consumer industry. Since its founding in 1990, Catterton has leveraged its investment capital, strategic and operating skills, and network of industry contacts to establish one of the strongest investment track records in the consumer industry. Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Build-A-Bear Workshop, Cheddar's Restaurant Holdings Inc., P.F. Chang's China Bistro, Baja Fresh Mexican Grill, First Watch Restaurants, Frederic Fekkai, Kettle Foods, Farley's and Sathers Candy Co., and Odwalla, Inc. More information about Catterton can be found at http://www.cpequity.com.

Additional Information and Where to Find It

In connection with the proposed transaction, OSI has filed a definitive proxy statement, a proxy supplement and other materials with the Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT, PROXY SUPPLEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT OSI AND THE PROPOSED TRANSACTION. Investors can obtain free copies of the definitive proxy statement and proxy supplement as well as other filed documents containing information about OSI at http://www.sec.gov, the SEC’s free internet site. Free copies of OSI’s SEC filings are also available on OSI’s internet site at http://www.osirestaurantpartners.com.

Participants in the Solicitation

OSI and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from OSI’s stockholders with respect to the proposed transaction. Information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the definitive proxy statement, the proxy supplement and other materials filed with the SEC in connection with the proposed transaction.

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